Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bannix Acquisitions Corp.

We consent to the inclusion in this Registration Statement on Form S-4, of our report dated May 31, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, related to our audits of financial statements Bannix Acquisitions Corp. as of and for the years ended December 31, 2023 and 2022, which report appears in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in the registration statement.

/s/ RBSM LLP

New York, NY

January 24, 2025